GEEKNET ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

MOUNTAIN VIEW, Calif., November 4, 2010 -- Geeknet, Inc. (Nasdaq: GKNT), the online network for the global geek community, today announced financial results for the quarter ended September 30, 2010.

Total revenue for the third quarter of 2010 was $14.7 million compared to $10.8 million of revenue for the third quarter of 2009.  Net loss for the third quarter of 2010 was $3.9 million or $0.06 per share compared to a net loss of $4.5 million or $0.08 per share, for the same period a year ago.  The net loss for the third quarter of 2010 included cash severance costs of $1.5 million related to a reduction in force affected in August 2010 and a $1.4 million gain related to the sale of Ohloh assets.

Adjusted EBITDA loss for the third quarter of 2010 was $4.1 million, compared to an adjusted EBITDA loss of $3.4 million for the same period a year ago.  A reconciliation of net loss as reported to adjusted EBITDA loss is included in this release.

Third Quarter Highlights:

•
E-commerce revenue increased 50 percent to $10.6 million for the third quarter of 2010, compared to $7.1 million for the third quarter of 2009.  E-commerce orders shipped increased by 68 percent in the third quarter of 2010 as compared with the same period last year.

•	Media revenue increased 10 percent to $4.1 million for the third quarter of 2010, compared to $3.7 million for the third quarter of 2009.

•	Total cash and investments at the end of the third quarter 2010 was $18.0 million.

 “ThinkGeek had another great quarter with a 50% increase in revenue over last year. We are excited about the new products we have to offer the ThinkGeek community for the upcoming holiday season and look forward to driving continued success in the business,” said Ken Langone, Executive Chairman, Geeknet. “The media business continues to be in a transition period, but we remain focused on growing top line revenue and increasing profitability.”

Supplemental schedules of the Company's quarterly statements of operations and operational statistics are available on the Company's web site at investors.geek.net.

A conference call and audio webcast will be held at 11:00 a.m. PT or 2:00 p.m. ET on November 4, 2010 and may be accessed by calling (877) 348-9353 or (253) 237-1159 outside the U.S., or by visiting investors.geek.net. An audio replay will be available between 6:30 p.m. PT on November 4, 2010 and 11:59 p.m. PT on November 11, 2010 by calling (800) 642-1687 or (706) 645-9291, with Conference ID 19418994.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we also report adjusted EBITDA.  Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.  We believe that adjusted EBITDA provides useful information to both management and investors and is an additional measurement which may be used to evaluate our operating performance.  Our management and Board of Directors use adjusted EBITDA as part of their reporting and planning process and it is the primary measure we use to evaluate our operating performance.  In addition, we have historically reported adjusted EBITDA to the investment community.  We also believe that the financial analysts who regularly follow and report on us and the business sector in which we compete use adjusted EBITDA to prepare their financial performance estimates to measure our performance against other sector participants and to project our future financial results.

We define adjusted EBITDA as net loss which is adjusted for interest and other income (expense) net and income taxes as well as stock-based compensation, gain on sale of assets, restructuring charges and depreciation and amortization.  The method we use to produce adjusted EBITDA is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA, as we compute it, excludes certain expenses that we believe are not indicative of our core operating results, as well as income taxes, stock-based compensation and depreciation and amortization.  We consider our core operating results to include revenue recorded in a particular period and the related expenses that are intended to directly drive operating income during that period.

The EBITDA calculation excludes interest, income taxes and depreciation and amortization by its nature.  In addition, when we compute adjusted EBITDA we exclude stock-based compensation, gain on sale of assets, restructuring charges and other amounts included in the Interest income and other income (expense) net caption, as we believe that these amounts represent income and expenses that are not directly related to our core operations.  Although some of the items may recur on a regular basis, management does not consider activities associated with these items as core to its operations.  With respect to stock-based compensation, we recognize expenses associated with stock-based compensation that require management to make assumptions about our common stock, such as expected future stock price volatility, the anticipated duration of outstanding stock options and awards and the rate at which we recognize the corresponding stock-based compensation expense over the course of future fiscal periods.  While other forms of expenses (such as cash compensation, inventory costs and real estate costs) are reasonably correlated to our underlying business and such costs are incurred principally or wholly in the particular fiscal period being reported, stock-based compensation expense is not reasonably correlated to the particular fiscal period in question, but rather is based on expected future events that have no relationship (and in certain instances, an inverse relationship) with how well we currently operate our business. Gain on sale of assets is excluded from adjusted EBITDA because such activities is not representative of our core operations. Restructuring costs are excluded from adjusted EBITDA because they represent non-cash charges which are not representative of our core operations.

About Geeknet, Inc.

Geeknet is the online network for the global geek community. Our sites include SourceForge, Slashdot, ThinkGeek, Geek.com, and freshmeat. We serve an audience of over 51 million users* each month and provide the tech-obsessed with content, culture, connections, commerce, and all the things that geeks crave. Want to learn more? Check out geek.net.

(*September 2010 Unique Visitors 51.3M. Source: Google Analytics and Omniture)

Geeknet is a trademark of Geeknet, Inc. SourceForge, Slashdot, ThinkGeek, Geek.com, and freshmeat are trademarks of Geeknet, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.

NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, and involve risks and uncertainties. Forward-looking statements contained herein include statements regarding the growth strategies and prospects for our online media and e-commerce businesses.  Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including: success in designing and offering innovative online advertising programs; decreases or delays in online advertising spending, especially in light of current macroeconomic challenges and uncertainty; our effectiveness at planning and managing our e-commerce inventory; our ability to achieve and sustain higher levels of revenue; our ability to protect and defend our intellectual property rights; rapid technological and market change; unforeseen expenses that we may incur in future quarters; and competition with, and pricing pressures from larger and/or more established competitors.  Investors should consult our filings with the Securities and Exchange Commission, sec.gov, including the risk factors section of our Annual Report on Form 10-K for the year ended December 31, 2009 and our quarterly report on Form 10-Q for the period ending June 30, 2010, for further information regarding these and other risks of our business. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we do not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

Investor Relations Contact:
The Blueshirt Group
Todd Friedman, todd@blueshirtgroup.com
Stacie Bosinoff, stacie@blueshirtgroup.com
Phone: (415) 217-7722

GEEKNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	September 30, 2010	December 31, 2009

ASSETS

Current assets:
Cash and cash equivalents	$17,975	$28,943
Short-term investments, including restricted cash of $0 and $1,000, respectively	8	10,408
Accounts receivable, net	3,865	4,299
Inventories	16,222	5,280
Prepaid expenses and other current assets	5,537	3,564
Total current assets	43,607	52,494
Property and equipment, net	4,948	2,569
Other long-term assets	5,956	5,088
Total assets	$54,511	$60,151

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$9,101	$5,763
Deferred revenue	1,539	928
Accrued liabilities and other	2,612	3,854
Accrued restructuring liabilities	-	1,238
Total current liabilities	13,252	11,783
Other long-term liabilities	89	103
Total liabilities	13,341	11,886

Stockholders' equity:
Common stock	61	61
Treasury stock	(610)	(492)
Additional paid-in capital	801,120	798,917
Accumulated other comprehensive income	10	13
Accumulated deficit	(759,411)	(750,234)
Total stockholders' equity	41,170	48,265
Total liabilities and stockholders' equity	$54,511	$60,151

GEEKNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Media revenue	$4,067	$3,683	$13,113	$11,801
E-commerce revenue	10,646	7,104	31,588	21,142
Net revenue	14,713	10,787	44,701	32,943

Media cost of revenue	1,774	1,630	5,386	5,255
E-commerce cost of revenue	10,178	6,053	27,788	17,815
Cost of revenue	11,952	7,683	33,174	23,070
Gross margin	2,761	3,104	11,527	9,873

Operating expenses:
Sales and marketing	3,329	3,201	10,042	7,468
Research and development	1,635	2,144	4,778	5,816
General and administrative	2,942	2,238	7,115	6,587
Amortization of intangible assets	163	83	368	110
(Gain) loss on sale of assets	(1,409)	-	(1,391)	1,020
Restructuring	-	-	(101)	-
Total operating expenses	6,660	7,666	20,811	21,001
Operating loss	(3,899)	(4,562)	(9,284)	(11,128)
Interest and other income (expense), net	(2)	18	43	(4,523)
Loss before income taxes	(3,901)	(4,544)	(9,241)	(15,651)
Income tax benefit	(51)	(7)	(64)	(102)
Net loss	$(3,850)	$(4,537)	$(9,177)	$(15,549)

Earnings per share:
Basic and diluted	$(0.06)	$(0.08)	$(0.15)	$(0.25)

Shares used in computing earnings per share:
Basic and diluted	60,464	59,909	60,295	61,042

Reconciliation of net loss as reported to adjusted EBITDA loss:

Net loss - as reported	$(3,850)	$(4,537)	$(9,177)	$(15,549)
Reconciling items:
Interest and other income (expense), net	2	(18)	(43)	4,523
Income tax benefit	(51)	(7)	(64)	(102)
Stock-based compensation expense included in COGS	14	92	171	246
Stock-based compensation expense included in Op Ex.	507	609	1,780	1,763
(Gain) loss on sale of assets	(1,409)	-	(1,391)	1,020
Restructuring	-	-	(101)	-
Depreciation and amortization	676	479	1,765	1,637
Adjusted EBITDA loss	$(4,111)	$(3,382)	$(7,060)	$(6,462)

GEEKNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three months ended		Nine Months ended
	September 30,		September 30,
	2010	2009	2010	2009

Cash flows from operating activities:
Net loss	$(3,850)	$(4,537)	$(9,177)	$(15,549)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	676	479	1,765	1,637
Stock-based compensation expense	521	701	1,951	2,009
Provision for bad debts	-	10	-	97
Provision for excess and obsolete inventory	43	21	57	34
(Gain) loss on sale of assets	(1,409)	-	(1,391)	1,020
Impairment of investments	-	-	-	4,585
Changes in assets and liabilities:
Accounts receivable	829	158	434	1,235
Inventories	(9,370)	(1,625)	(10,999)	(1,638)
Prepaid expenses and other assets	(2,535)	(1,101)	(2,452)	(841)
Accounts payable	4,182	1,768	3,338	(16)
Deferred revenue	350	55	611	179
Accrued liabilities and other	229	224	(1,248)	(412)
Accrued restructuring liabilities	-	(726)	(1,238)	(2,089)
Other long-term liabilities	(5)	5	(14)	28
Net cash used in operating activities	(10,339)	(4,568)	(18,363)	(9,721)

Cash flows from investing activities:
Change in restricted cash	-	-	1,000	-
Purchase of property and equipment	(797)	(488)	(3,860)	(738)
Maturities or sale of marketable securities	3,007	-	10,207	559
Business acquisitions, net of cash acquired	-	-	(1,000)	(2,613)
Proceeds from sale of intangible assets, net	1,040	-	1,040	172
Purchases of intangible assets	-	(106)	(122)	(106)
Net cash provided by (used in) investing activities	3,250	(594)	7,265	(2,726)

Cash flows from financing activities:
Proceeds from issuance of common stock	111	255	252	259
Repurchase of common stock	(20)	(68)	(118)	(3,195)
Net cash provided by (used in) financing activities	91	187	134	(2,936)
Effect of exchange rate changes on cash and cash equivalents	2	-	(4)	-
Net decrease in cash and cash equivalents	(6,996)	(4,975)	(10,968)	(15,383)
Cash and cash equivalents, beginning of period	24,971	30,103	28,943	40,511
Cash and cash equivalents, end of period	$17,975	$25,128	$17,975	$25,128